Ministry of Defence – New Developments Ghana

While working on the Mobile Care and Kallo Modular Rural Healthcare Delivery System proposals with the Ministry of Health, the Kallo team in Ghana realized an opportunity for a Mobile Care program with the Ministry of Defence; in the areas of enabling healthcare delivery services for active duty members and their families, healthcare provision at Defence Barracks for routine medical check-ups, Disaster Management, and for Presidential Entourage.

A Mobile Care proposal was submitted to the Minister of Defence on 19th May, 2013, and after the initial review process, Kallo was invited to present the Mobile Care program to the Ministry of Defence and to Group Captain Isaac Wayoe, Director General of Planning and Development. Immediately following this presentation, a Ministry of Defence Review Committee opted to quicken the procurement process by arranging a clinical review meeting at 37 Military Hospital on 29th June, 2013, which is the main tertiary care hospital of the Ministry of Defence. Further to this, a meeting of executives and ministerial stakeholders is now scheduled for the 30th July 2013.

Based on the response from both the technical and clinical review personnel of the Ministry of Defence, we are confident that Kallo Mobile Care program will be considered favorably for procurement by the Ministry of Defence Ghana.


MOBILE CARE

DSC3659 - Welcome address by Moses Mossrich, Kallo Inc. local representative



DSC3672 - Ministry of Defence Review Committee



DSC3692 - Mobile Care presentation for the Ministry of Defence Review Committee



DSC3716 - Minister of Defence Review Committee Session



Group Captain Isaac Wayoe, Director General Planning and Development giving closing remarks.



DSC3762 - John Cecil with Group Captain Isaac Wayoe, Director General Planning and Development and Col. Richard Addo Gyane, Director of Plans


WASH ROOM

DSC3766 - John Cecil with Group Captain Isaac Wayoe, Director General Planning and Development discussing the next steps



DSC3789 - John Cecil with LT Col EA Baidoo, Deputy Director of R&D



DSC3795 - John Cecil with Richard Otchere Mintah


ANDOH
APENKWAH

DSC3822 - John Cecil with Col. N P Andoh, Assistant Chief of Staff (Operations & Training) and LT Col. Patrick Apenkwah, A/D Logistics



DSC3862 - Kallo hospitality with refreshments for the review committee


DSC3879 - Kallo (Ghana) Inc. Team


DSC3904 - John Cecil and Samuel Pyo